EXHIBIT 99.1

Contact:	Clint Severson	RCG Capital Markets Group
	Chief Executive Officer	Retail: Joe Dorame
	ABAXIS, Inc.	Institutional/Analysts: Joe Diaz
	510-675-6500	Media: Jeff Stanlis
480-675-0400

FOR IMMEDIATE RELEASE

ABAXIS REPORTS RECORD FINANCIAL RESULTS FOR THE
FIRST QUARTER OF FISCAL 2004

Record quarterly reagent disc sales of 533,600 units
as total quarterly revenues up 39% from prior year period

Union City, California – July 31, 2003 — ABAXIS, Inc. (NASDAQ: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported record financial results for its first fiscal quarter ended June 30, 2003.

Highlights include:

•	Quarterly revenues of $10.3 million, the second consecutive quarter of revenues exceeding $10 million, a 39% increase over the same period last year.

•	Diluted earnings per share of $0.04, compared to a diluted loss per share of $(0.02) in the same period last year.

•	U.S. sales of $9.0 million, a 43% increase, compared to the same period last year.

•	International sales of $1.4 million, a 20% increase, compared to the same period last year.

•	Medical sales of $1.5 million, representing greater than 14% of total revenues.

•	Recurring reagent disc and HMT reagent revenue of $6.5 million, a 34% increase, compared to the same period last year.

•	More than 533,000 units of reagent discs sold, resulting in the fourth consecutive quarter of record reagent disc sales.

•	Medical reagent disc sales of 55,000 units, a 332% increase, compared to the same period last year.

•	Record veterinary reagent discs sold of 479,000 units, a 21% increase, compared to the same period last year.

Quarterly Results: For the first fiscal quarter, the Company reported revenues of $10.3 million, compared with revenues of $7.4 million for the comparable period last year, an increase of 39 percent. Net income for the quarter was $863,000 compared to net income of $305,000 for the same period last year, an increase of 183%. The increase in revenue and net income were the result of record reagent disc sales and increased instrument placements, representing increases of 34 percent and 58 percent, respectively, over the same period last year. The Company reported diluted net income per share of $0.04 (calculated based on 17,480,000 shares) compared to a diluted net loss per share of $(0.02) (calculated based on 16,392,000 shares).

Other Reported Information: Recurring reagent disc and HMT reagent revenue for the first fiscal quarter was $6.5 million, up 34 percent over the $4.8 million reported in the same period last year. During the quarter, the Company sold 533,600 medical and veterinary reagent discs, an increase of 30 percent compared to 410,000 medical and veterinary reagent discs sold during the same period last year. The Company sold 2,256 veterinary HMT reagent kits, up 35 percent compared to 1,666 HMT reagent kits sold for the same period last year.

ABAXIS Reports 1st Quarter
July 31, 2003

Clint Severson, chairman, president and chief executive officer of Abaxis, commented, “This is the third consecutive quarter of record net income for Abaxis in a challenging economic environment, and I am particularly pleased with the strong increase in net income compared to the same period last year. While capital expenditures are down in almost every sector of our economy, doctors, veterinarians, and the U.S. military are increasingly investing in Abaxis’ blood analyzers as a tool to improve their diagnostic abilities due to the impressive return on investment our technology affords practitioners.”

Mr. Severson continued, “The continued strong performance validates Abaxis’ superior technology and is a testament to the hard work of all Abaxis employees. We continue to have record medical sales each quarter, including particularly strong sales to the U.S. military market. This has led to continued record sales of rotors, which continues to create strong recurring revenue streams, as well as earnings, for Abaxis and its shareholders. I remain confident that our technology represents a substantial benefit to veterinarians, doctors, the U.S. military and other users who require a small, rapid and affordable solution for routine blood analysis. Abaxis provides the ideal solution for these markets.”

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. ET Thursday, July 31, 2003. Participants can dial (800) 474-8920 or (719) 457-2727 to access the conference call, or can listen via a live Internet web cast which can be found at www.abaxis.com. A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling (719) 457-0820, access code 218452, through August 4, 2003.

About Abaxis

ABAXIS develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 6.9 kilogram, portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 12 tests. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 15 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer. In addition to the blood chemistry analysis system, the Company markets a hematology analysis system. The hematology system, the VetScan HMT, is purchased from MELET SCHLOESING Laboratories of France (“MELET”) through a cross OEM agreement. MELET markets the VetScan as the MScan in certain European markets.

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may”, “believes”, “projects”, “expects”, or “anticipates”, and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to the market acceptance of the Company’s products and the continuing development of its products, risks associated with seeking approval of some of our products from the U.S. Food and Drug Administration, risks associated with manufacturing and distributing its products on a commercial scale, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in ABAXIS’ periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.

(Table to follow)

ABAXIS Reports 1st Quarter
July 31, 2003

Abaxis, Inc.
Summary of Financial Information
(unaudited and in thousands, except per share data)

	Three Months Ended
	June 30

	2003	2002

Net revenues	$10,326	$7,416
Costs and operating expenses:
Cost of revenues	5,220	3,719
Selling, general and administrative	3,217	2,386
Research and development	1,032	1,005

Total costs and operating expenses	9,469	7,110

Income from operations	857	306
Other income (expense), net	6	(1)

Net income	$863	$305

Basic and diluted net income (loss) per share (a)	$0.04	$(0.02)

Weighted average number of common shares outstanding used for basic net income (loss) per share	16,921	16,392
Weighted average number of common and common equivalent shares outstanding used for diluted net income (loss) per share	17,480	16,392

(a)	Net income attributable to common shareholders used in the computation of diluted net income per share for the three months ended June 30, 2003 was $659,000, which includes dividends of $204,000. Net (loss) attributable to common shareholders used in the computation of diluted net (loss) per share for the three months ended June 30, 2002 was $(290,000) which reflects preferred dividends of $225,000 and a non-cash dividend charge of $370,000 related to the beneficial conversion feature contained in the Company’s Series E Preferred Stock issued in April 2002.

ABAXIS Reports 1st Quarter
July 31, 2003

Balance Sheet Data:
(unaudited)

	June 30, 2003	March 31, 2003

Cash and cash equivalents	$11,598	$10,430
Trade receivables (net)	7,055	7,482
Inventories	5,612	4,982
Prepaid expenses	464	667

Total current assets	24,729	23,561
Property and equipment, net	8,340	8,580
Deposits and other assets	195	227

Total assets	$33,264	$32,368

Accounts payable	$1,808	$2,084
Dividends payable	204	408
Accrued payroll and related expense	2,121	1,811
Other accrued liabilities	353	377
Warranty reserve	145	123
Deferred revenue	358	378
Current portion of capital lease obligations	46	58
Current portion of long-term debt	467	467

Total current liabilities	5,502	5,706

Capital lease obligations, less current portion	32	38
Long-term debt, less current portion	350	466
Deferred rent	345	321
Deferred revenue, less current portion	336	318
Commission obligation, less current portion	75	75

Total non-current liabilities	1,138	1,218

Redeemable convertible preferred stock, Series E	3,176	3,176

Shareholders’ equity:
Convertible preferred stock, Series D	3,143	3,143
Common stock	81,130	80,608
Accumulated deficit	(60,825)	(61,483)

Total shareholders’ equity	23,448	22,268

Total liabilities, convertible preferred stock and shareholders’ equity	$33,264	$32,368

ABAXIS Reports 1st Quarter
July 31, 2003

Customer and Geographic Information:
(in thousands)

	Three Months Ended
	June 30

	2003	2002

United States	$8,962	$6,280
International	1,364	1,136

Total revenues	$10,326	$7,416

Market Information:
(in thousands)

	Three Months Ended
	June 30

	2003	2002

Medical Market	$1,475	$792
Veterinary Market	8,155	6,052
Other	696	572

Total revenues	$10,326	$7,416